UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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[ ]	Preliminary Information Statement
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☒	Definitive Information Statement

ALCHEMY ENTERPRISES, LTD.
(Name of Registrant as Specified in its Charter)

REGISTRANT
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ALCHEMY ENTERPRISES, LTD.

3812 N. Gallatin

Mesa, Arizona 85215

Notice of Action by Written Consent of Shareholders to be Effective March 1, 2006

Dear Stockholder:

Alchemy Enterprises, Ltd. (the "Company," the “Corporation” or “AHMY”) notifies our shareholders of record that stockholders holding a majority of the voting power plan to effect a forward split of our issued and outstanding common stock on a 17.6471:1 basis by written consent in lieu of a special meeting, to be effective March 1, 2006. The forward stock split will be reflected by journal entries only. There will not be a mandatory recall. Certificates will be payable upon surrender.

This Information Statement is first being mailed to stockholders of AHMY voting common stock on or about February 9, 2006. These actions will not be effective until March 1, 2006, a date which is at least 20 days after the filing of this Definitive Information Statement. You are urged to read the Information Statement in its entirety for a description of the action to be taken by the majority stockholders of AHMY.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Proxies are not being solicited because a stockholder holding a majority of the issued and outstanding voting common stock of the Company holds enough shares to effect the proposed actions and has indicated his intention to vote in favor of the proposals contained herein.

/s/ Harold Sciotto

Harold Sciotto, Chief Executive Officer

Mesa, Arizona

February 9, 2006

ALCHEMY ENTERPRISES, LTD.

3812 N. Gallatin

Mesa, Arizona 85215

INFORMATION STATEMENT

General Information

This information statement is being furnished to holders of the common stock of Alchemy Enterprises, Ltd., a Nevada corporation (“AHMY”). AHMY will bear the cost of preparing and sending out this information statement. Due to capital limitations, this information statement will be provided to beneficial shareholders of record as of February 9, 2006 via regular postal mail. If you are not a beneficial shareholder of AHMY’s common stock, management will provide you with a copy of this information statement upon written request.

The Board of Directors has recommended, and persons owning the majority of the voting power of AHMY, intend to adopt resolutions to effect the actions noted herein.

Dissenters' Right of Appraisal

The Nevada Revised Statutes does not provide for dissenter's rights of appraisal in connection with the proposed action.

Voting Securities

In accordance with our bylaws, our board of directors has fixed the close of business on February 9, 2006, as the record date for determining the stockholders entitled to notice of the above noted action. The approval of the discretionary authority with respect to the forward stock split requires the affirmative vote of a majority of the shares of our common stock issued and outstanding at the time the vote is taken. The quorum necessary to conduct business of the stockholders consists of a majority of the common stock issued and outstanding as of the record date.

As of the record date, 3,630,000 shares of our common stock were issued and outstanding. We have a consenting stockholder, Mr. Harold Sciotto, our President and Director, who holds 2,400,000 shares of our common stock (or 66.1% of the total issued and outstanding balance). Each share of our common stock is entitled to one vote on all matters brought before the stockholders. Therefore, Mr. Sciotto will have the power to vote 2,400,000 shares of the common stock, which number exceeds the majority of the 3,630,000 issued and outstanding shares of our common stock on the record date.

Mr. Sciotto is expected to vote in favor of the proposed grant of authority to the board with respect to the forward stock split. Mr. Sciotto will have the power to pass the proposed corporate actions without the concurrence of any of our other stockholders.

PROPOSAL I

FORWARD STOCK SPLIT

The Board of Directors has recommended, and the persons owning the majority of the voting power of AHMY seek to approve, the effecting of a forward stock split on a 17.6471-for-1 (17.6471:1) basis in the issued and outstanding shares of AHMY common stock.

If you approve the grant of authority to our board of directors to implement a forward split, we will effect a forward split of our then issued and outstanding common stock on the basis of three post-split shares for each one pre-split share.

Stockholders should note that the effect of the forward split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the split will not be less than 1/17.6471 the current market price for our shares of common stock immediately prior to the split. Furthermore, there can be no assurance that the market price of our common stock immediately after the split will be maintained for any period of time. Moreover, because some investors may view the forward split negatively, there can be no assurance that the split will not adversely impact the market price of our common stock or, alternatively, that the market price following the split will either exceed or remain in excess of the current market price.

Potential Effects of the Reverse Stock Split

The forward split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The voting and other rights of the holders of our common stock would not be affected by the split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 0.5 percent of the voting power of the outstanding shares of our common stock immediately prior to the split would continue to hold 0.5 percent of the voting power of the outstanding shares of our common stock after the split. The number of stockholders of record would not be affected by the split.

The number of shares of our common stock issued and outstanding would be increased following the effective time of the split in accordance with the ratio of three post-split shares for each one pre-split share held by the shareholders. Thus, if you hold 10,000 shares of our common stock, you will automatically receive 176,471 shares of our common stock.

The authorized number of shares of our common stock and the par value of our common stock under our articles of incorporation would remain the same following the effective time of the split. We are authorized to issue up to 100,000,000 shares of common stock, of which 3,630,000 shares are currently issued and outstanding. After the forward split, we will have 64,058,973 shares of common stock issued and outstanding, thereby reducing the total number of authorized shares we will have available for future issuances. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. Although we do not intend to issue any further shares of our common stock at this time, should be decide to do so, we may be required to authorize additional shares of stock for issuance.

Effective Date

If the proposed forward split is approved, the split would become effective as of 5:00 p.m. Mountain Standard Time on March 1, 2006. On such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the three for one exchange ratio.

Vote Required

The affirmative vote of a majority of the total number of shares of our issued and outstanding capital stock is required to approve the grant of authority to our directors to implement the forward stock split.

The board of directors recommends a vote FOR approval of the grant of authority to our directors to implement the forward stock split.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of February 9, 2006, certain information regarding the beneficial ownership of our common stock by:

1.	Each person who is known us to be the beneficial owner of more than 5% of the common stock,

2.	Each of our directors and executive officers and

3.	All of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. No change in control is currently being contemplated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	% of Class

Common Stock	Harold Sciotto, President (1)	2,400,000	66.1%

	Officers and Directors as a Group	2,400,000	66.1%

Common Stock	Lynn-Cole Capital Corporation	400,000	11.0%

Notes:

(1) The address for Mr. Sciotto is 3812 N. Gallatin, Mesa, Arizona 85215.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Multiple shareholders sharing an address will receive only one annual report unless we receive contrary instructions from one or more of the security holders. We shall undertake to deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.

Security holders may contact the Company at 3812 N. Gallatin, Mesa, Arizona 85215, at (480) 985-0749.

OTHER MATTERS

Management does not know of any business other than referred to in this information statement which may be considered at the meeting. If any other matters should properly come before the Special Meeting, such matters will be properly addressed and resolved and those in attendance will vote on such matters in accordance with their best judgment.

Alchemy Enterprises, LTD.

By order of the Board of Directors

/s/ Harold Sciotto

Harold Sciotto, Chief Executive Officer

Mesa, Arizona

February 9, 2006